Page 1 of 32
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C. 20549
                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934



                           PENSKE MOTORSPORTS, INC.
 .............................................................................
                               (Name of Issuer)

                               COMMON STOCK
 .............................................................................
                        (Title of Class of Securities)

                                709 598 10 6
 .............................................................................
                                (CUSIP Number)
Glenn R. Padgett, P.O. Box 2801, Daytona Beach, FL 32120  (904) 947-6465
 .............................................................................
              (Name, Address and Telephone Number of
     Person Authorized to Receive Notices and Communications)
                          May 6, 1997
 .............................................................................
     (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box[].

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             William C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power...................................500
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,799,265 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power .............................500
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,799,265 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,799,765 (2)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ................... 58.9%
______________________________________________________________________________
14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 3 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              James C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.................................1,000
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...........................1,000
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,799,765 (2)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ...................58.9%
______________________________________________________________________________
14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                              Page 4 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Betty Jane France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power...................................500
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,799,265 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power .............................500
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,799,265 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,799,765 (2)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________
14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 5 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Sharon M. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,799,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,799,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,799,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 6 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Lesa D. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,799,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,799,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,799,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ...................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) Except for 1,000 shares owned jointly with her spouse, the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 7 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Brian Z. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]

  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.................................1,900
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...........................1,900
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,800,665 (2)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________
14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 8 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                             Jamison C. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 9 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Jennifer A. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 10 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                               Amy L. France
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 11 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                            Benjamin Z. Kennedy
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...................................USA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................IN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 12 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
       National Association for Stock Car Auto Racing, Inc. (NASCAR)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 13 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Automotive Research Bureau, Inc. (ARB)
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,783,875 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 14 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                  Western Opportunity Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 15 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                           Sierra Central Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 16 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Principal Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 17 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                White River Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 18 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                              Cen Rock Corp.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 19 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Secondary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 20 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Polk City Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 21 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                         Boone County Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 22 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    Carl Investment Limited Partnership
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................PN
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 23 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                       Quaternary Investment Company
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ................................NEVADA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 24 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                    International Speedway Corporation
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]


  (b) [ ]

______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power.....................................0
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,798,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ...............................0
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,798,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (1)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 25 of 32
CUSIP No. 709 598 10 6
______________________________________________________________________________

1) Names of Reporting Persons S. S. or I. R. S. Identification Nos. of Above Persons
                        Facility Investments, Inc.
                ..........................................
______________________________________________________________________________

2) Check the Appropriate Box if a Member of a Group (See Instructions)

  (a) [X]
  (b) [ ]
______________________________________________________________________________

3) SEC Use Only_______________________________________________________________
______________________________________________________________________________

4) Source of Funds (See Instructions).........................................
______________________________________________________________________________

5) Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d)
or 2(e).......................................................................
______________________________________________________________________________

6) Citizenship or Place of Organization ...............................FLORIDA
______________________________________________________________________________

Number of Shares   (7) Sole Voting Power................................14,890
                   ___________________________________________________________

Beneficially Owned (8) Shared Voting Power ......................7,783,765 (1)
                   ___________________________________________________________

by Each Reporting  (9) Sole Dispositive Power ..........................14,890
                   ___________________________________________________________

Person With:       (10) Shared Dispositive Power ................7,783,765 (1)
______________________________________________________________________________

11)Aggregate Amount Beneficially Owned by Each Reporting Person .7,798,765 (2)
______________________________________________________________________________

12) Check if the Aggregate Amount in Row (11)
    Excludes Certain Shares (See Instructions).............................[ ]
______________________________________________________________________________

13) Percent of Class Represented by Amount in Row 11 ....................58.9%
______________________________________________________________________________

14) Type of Reporting Person (See Instructions) ............................CO
______________________________________________________________________________
(1) The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.
(2) Other than the shares reported in lines (7) and (9) the reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities.

                                                               Page 26 of 32
                  Item 1.  Security and Issuer.
     This report concerns the Common Stock of Penske Motorsports,Inc., whose principal executive offices are located at 3270 W. Big Beaver Road, Suite 130, Troy, Michigan 48084

                Item 2.  Identity and Background.

This portion of the Schedule 13D is completed by incorporating the information contained in Item 1 of the copies of the second part of the cover page which are incorporated herein by reference.

With respect to 7,783,875 shares (the reporting persons disclaim beneficial ownership of these shares and this report shall not be deemed an admission that any of the reporting persons are the beneficial owner of such securities), voting and dispositive power may be deemed to be shared among:
Penske Corporation, a Delaware corporation; Penske Performance, Inc., a Delaware corporation; PSH Corp., a Delaware corporation; Roger S. Penske, a United States citizen; International Speedway Corporation, a Florida Corporation; Facility Investments, Inc., a Florida Corporation; and the France Family Group, a group consisting of the living lineal descendants of William H.G. France, and Anne B. France, some spouses of such descendants and various entities controlled by such descendants and their spouses, which consists of the following natural persons and other entities: William C. France, a United States citizen; Betty Jane France, a United States citizen; James C. France, a United States citizen; Sharon M. France, a United States citizen; Lesa D. Kennedy, a United States citizen; Brian Z. France, a United States citizen; Jamison C. France, a United States citizen; Jennifer A. France, a United States citizen; Amy L. France, a United States citizen; Benjamin Z. Kennedy, a United States citizen; Western Opportunity Limited Partnership, a Nevada limited partnership; Sierra Central Corp., a Nevada corporation; Principal Investment Company, a Nevada corporation; White River Investment Limited Partnership, a Nevada limited partnership; Cen Rock Corp., a Nevada corporation; Secondary Investment Company, a Nevada corporation; Polk City Limited Partnership, a Nevada limited partnership; Boone County Corporation, a Nevada corporation; Carl Investment Limited Partnership, a Nevada limited partnership; Quaternary Investment Company, a Nevada corporation; NASCAR, a Florida corporation; and Automotive Research Bureau, a Florida corporation.

With respect to 14,890 shares (some of reporting persons disclaim beneficial ownership of these shares and this report shall not be deemed an admission that any of such reporting persons are the beneficial owner of such securities), voting and dispositive power may be deemed to be shared among:
International Speedway Corporation, a Florida Corporation; Facility Investments, Inc., a Florida Corporation; and the France Family Group.

The relationship among the above persons and entities is as follows: PSH Corp., a Delaware corporation, is the record holder of 7,783,875 shares of common stock, par value $.01 per share, of Penske Motorsports, Inc., that are the subject of this filing. Penske Performance, Inc., a Delaware corporation, owns directly 80% of the stock of PSH Corp. Facility Investments, Inc., a Florida corporation, is the holder of 14,890 shares of common stock, par value $.01 per share, of Penske Motorsports, Inc., that are the subject of this filing and also owns directly 20% of the stock of PSH Corp. Penske Corporation, a Delaware corporation, owns directly all of the stock of Penske Performance, Inc. International Speedway Corporation, a Florida corporation, owns directly all of the stock of Facility Investments, Inc. Roger S. Penske, a United States citizen, beneficially owns approximately 57% of the stock of Penske Corporation. The France Family Group, as described above, owns, directly and/or beneficially, approximately 54.9% of the total of all classes of stock of International Speedway Corporation which represents 59.9% of the votes represented by the total of all classes of stock of International Speedway Corporation.





                                                               Page 27 of 32
Address of Principal Business Office or, if none, Residence:

The address of the principal business office of Western Opportunity Limited Partnership, Sierra Central Corp., Principal Investment Company, White River Investment Limited Partnership, Cen Rock Corp., Secondary Investment Company, Polk City Limited Partnership, Boone County Corporation, Carl Investment Limited Partnership, and Quaternary Investment Company, is Suite 102, 201 West Liberty Street, Reno, Nevada 89501.

The address of the principal business office of International Speedway Corporation, Facility Investments, Inc., and the other members of the France Family Group not listed in the preceding paragraph is 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

The principal business of International Speedway Corporation is motorsports. The principal business of Facility Investments, Inc. investing in Penske Motorsports, Inc. The principal business of the natural person members of the France Family Group is motorsports. The principal business of the France Family Group members which are not natural persons (and which are not already listed above) is motorsports and/or personal investments. The natural person members of the France Family Group may be employed by one or more or International Speedway Corporation and the other members of the France Family Group who are not natural persons.

During the last five years none of the persons filing this statement have been convicted in a criminal proceeding nor have any of them been subject to a civil proceeding subjecting them to a judgment, decree or final order of the type described in Item 2(e) of Schedule 13D.

   Item 3.  Source and Amount of Funds or Other Consideration.

The funds used to make the acquisition of securities which require the submission of this report came from working capital of Facility Investments, Inc.
                 Item 4.  Purpose of Transaction.

The open-market purchase transaction which triggered the requirement to submit this report was part of ongoing investments by Facility Investments, Inc. Facility Investments, Inc. may make additional open-market purchases from time to time. The reporting persons do not have any other plans or proposals relating to the issuer which relate to or would result in any of the actions described in Item 4 (b) - (i).

          Item 5.  Interest in Securities of the Issuer.

This portion of the Schedule 13D is completed by incorporating the information contained in Items 11, 7, 8, 9, and 10 of the copies of the second part of the cover page which are incorporated herein by reference. There have been no trasactions during the past sixty days in the class of securities reported on by the reporting persons other than the the acquisition through open-market purchases of 14,890 shares by Facility Investments, Inc. on May 6 -13, 1997.

       Item 6.  Contracts, Arrangements, Understandings or
     Relationships With Respect to Securities of the Issuer.

Although, one of the reporting persons, William C. France and another director of International Speedway Corporation also serve on the board of directors of Penske Motorsports, the reporting persons do not control Penske Motorsports. Pursuant to the Investment and Development Agreement, dated as of November 22, 1995, as amended, between the International Speedway Corporation and Penske Corporation, as long as PSH Corp. owns a majority of the issued and outstanding voting stock of Penske Motorsports, the International Speedway Corporation is permitted to designate a percentage of



                                                               Page 28 of 32
the members of the Board of Directors of each of Penske Motorsports and certain of its subsidiaries equal to the greater of (i) 20.0% or (ii) the percentage of stock ownership of ISC in PSH Corp. as adjusted to reflect changes in such percentage; provided, however, that ISC may designate at least two such persons to each such Board so long as ISC owns at least 10.0% of the outstanding Common Stock of PSH Corp., and one person to each such Board so long as the ISC owns at least 2.0% of the outstanding Common Stock of PSH Corp. As long as ISC is permitted to have at least two designees to a Board, at least one designee shall serve on any executive or similar committee that may be created by the applicable Board. If PSH Corp. no longer owns a majority of the issued and outstanding voting stock of Penske Motorsports, the foregoing obligations of Penske Corporation are to be met on a "best efforts" basis.

     Pursuant to the Shareholders Agreement, dated as of November 22, 1995, as amended, among Penske Performance, Inc., Facility Investments, Inc., and PSH Corp., if either Penske Performance, Inc. or Facility Investments, Inc. desires to transfer any shares of capital stock of PSH Corp. to an unrelated third party, it first must offer such shares to the other shareholder on the same terms and conditions as the proposed transfer. Pursuant to the Shareholders Agreement, also dated as of November 22, 1995, as amended, among PSH Corp., Kaiser Resources, Inc. and Penske Motorsports, Inc., if Kaiser desires to transfer any of the shares of PMI it owns for consideration to an unrelated party, Kaiser must offer such shares on the same terms and conditions as the proposed transfer, first to ISC and if ISC elects not to purchase such shares, then to PSH Corp.

            Item 7.  Material to be Filed as Exhibits.

There are no materials required to be filed as exhibits.

                                                               Page 29 of 32
Signatures.
  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date May 16, 1997

/s/ William C. France                      /s/ James C. France
___________________________________        ___________________________________
Signature                                  Signature
William C. France, Individually, and       James C. France, Individually, and
on behalf of the following entities        on behalf of the following entities
in the capacity indicated:                 in the capacity indicated:
NASCAR, as its President;                  As Attorney in fact for Jennifer C.
Western Opportunity Limited                France, Amy L. France, and Jamison
Partnership, as President of               C. France;
a general partner, Sierra Central          Principal Investment Company, as
Corp.;                                     its President;
Sierra Central Corp., as its               Secondary Investment Company, as
President;                                 its President;
Automotive Research Bureau,                Carl Investment Limited Partnership
as its President;                          as President of its general partner
White River Investment Limited             Quaternary Investment Company;
Partnership, as President of a             Quaternary Investment Company, as
general partner, Cen Rock Corp.;           its President;
Cen Rock Corp., as its President;          International Speedway Corporation,
Polk City Limited Partnership, as          as its President; and
President of its general partner;          Facility Investments, Inc. as
Boone County Corporation; and              its President.
Boone County Corporation, as its           ___________________________________
President.                                 Name/Title
___________________________________
Name/Title


/s/ Betty Jane France                      /s/ Sharon M. France
___________________________________        ___________________________________
Signature                                  Signature
Betty Jane France, Individually            Sharon  M. France, Individually
___________________________________        ___________________________________
Name/Title                                 Name/Title


/s/ Lesa D. Kennedy                        /s/ Brian Z. France
___________________________________        ___________________________________
Signature                                  Signature
Lesa D. Kennedy, individually and          Brian Z. France, Individually
as Custodian for minor child,
Benjamin Z. Kennedy
___________________________________        ___________________________________
Name/Title                                 Name/Title

  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


 Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U. S. C. 1001).